                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- - --------------------------------------------------------------------------------
Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              UNITRODE CORPORATION
                (Name of Registrant as Specified In Its Charter)

                              UNITRODE CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:
- - --------------------------------------------------------------------------------

                                     [LOGO]

                              UNITRODE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 12, 1995

To The Stockholders:

     The Annual Meeting of Stockholders of Unitrode Corporation (the "Corporation") will be held on Monday, June 12, 1995 at 11:00 a.m. in the Fleet Bank Conference Center, 75 State Street, 8th Floor, Boston, MA 02109, to consider and vote upon:

          1. The election of two directors for a three-year term ending in 1998.

          2. Approval and ratification of amendments to the Unitrode 1992 Employee Stock Option Plan to (i) increase the number of shares of Common Stock available for issuance under the Plan from 1,000,000 shares to 2,000,000 shares, and (ii) limit the number of stock options and SARs that may be granted under the Plan to any employee during any fiscal year, in order to comply with new Section 162(m) of the Internal Revenue Code.

          3. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on Friday, April 14, 1995 as the record date for determining the stockholders entitled to notice of and to vote at the meeting.

     IN ORDER THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ADDRESSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                            By order of the Board of Directors.

                                            ALLAN R. CAMPBELL
                                            Senior Vice President, General
                                            Counsel and Secretary

7 Continental Boulevard
Merrimack, New Hampshire 03054
April 28, 1995

                              UNITRODE CORPORATION
                            7 CONTINENTAL BOULEVARD
                         MERRIMACK, NEW HAMPSHIRE 03054

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 12, 1995

     This Proxy Statement and the enclosed form of proxy are furnished to stockholders of Unitrode Corporation, a Maryland corporation (the "Corporation"), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held Monday, June 12, 1995 at the time and place set forth in the accompanying Notice of Annual Meeting of Stockholders and at all adjournments or postponements thereof. Any person giving the enclosed form of proxy has the power to revoke it by voting in person at the Annual Meeting, by delivery of a later-dated proxy, or by giving written notice to the Secretary of the Corporation at any time before the proxy is exercised. This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about April 28, 1995.

     The Corporation will bear the cost of solicitation of proxies. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Corporation, personally or by telephone, and the Corporation may reimburse brokerage firms, banks, custodians, nominees and their fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. In addition, the Corporation may retain Georgeson & Co. to assist in the solicitation of proxies. The fees of Georgeson & Co. would be expected to aggregate approximately $8,500 plus reimbursement for out-of-pocket expenses.

                       RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on Friday, April 14, 1995, are entitled to vote at the Annual Meeting. On that date, the Corporation had outstanding 11,856,700 shares of common stock, each of which is entitled to one vote.

                           VOTE REQUIRED FOR APPROVAL

     The election of directors requires the affirmative vote of the holders of a majority of all the shares entitled to vote at the meeting in person or by proxy. For purposes of the election of directors, abstentions will not be counted as votes cast and will have the effect of negative votes, although they will count toward the presence of a quorum. The approval of the amendments to the 1992 Employee Stock Option Plan requires the affirmative vote of the holders of a majority of the shares present and entitled to vote at the meeting in person or by proxy. For purposes of the vote on the proposed amendments, abstentions will have the same effect as votes against the proposed amendments and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Both abstentions and broker non-votes will count toward the presence of a quorum.

                             ELECTION OF DIRECTORS

     The Charter of the Corporation provides that the Board of Directors shall be divided into three classes with each class as nearly equal in number as possible, and that one class shall be elected each year for a term of three years. Peter A. Brooke and Robert L. Gable, who were elected at the 1992 Annual Meeting, are currently serving in the class of Directors of the Corporation whose term expires at this Annual Meeting. It is proposed that Mr. Brooke and Mr. Gable be elected to serve for three-year terms which will expire in 1998.

     The persons named in the accompanying proxy will vote, unless authority is withheld, for the election of the nominees named below, to serve for the specified term and until their successors shall be duly elected and qualify, or until their earlier resignation or removal. If a nominee should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitute as the Board of Directors may propose.

     The following table sets forth information concerning the nominees for election and directors whose terms continue beyond the date of this Annual Meeting.

                                                           PRINCIPAL OCCUPATION, OTHER BUSINESS
                                            YEAR FIRST        EXPERIENCE DURING THE PAST FIVE
                                            ELECTED A         YEARS AND DIRECTORSHIP IN OTHER
               NAME                   AGE    DIRECTOR                PUBLIC COMPANIES
               ----                   ---   ----------     ------------------------------------
NOMINEES FOR TERM
EXPIRING IN 1998:
Peter A. Brooke(1)(2)(4)...........   65      1962      Chairman of Advent International
                                                        Corporation, an international venture
                                                        investment and services company. Director
                                                        of New England Business Services, Inc.
Robert L. Gable(4).................   64      1988      Chairman, President and Chief Executive
                                                        Officer of Unitrode Corporation. From
                                                        April, 1988 to June, 1990, Chairman of
                                                        the Executive Committee of Unitrode
                                                        Corporation; management consultant. From
                                                        1985 to 1988, President and Chief
                                                        Executive Officer of Computervision
                                                        Corporation. Director of BayBanks, Inc.,
                                                        Zymark Corporation and The Dodge Group.
DIRECTOR WHOSE TERM
EXPIRES IN 1996:
Arthur L. Goldstein(1)(2)(3)(4)....   59      1976      Chairman, Chief Executive Officer and a
                                                        director of Ionics, Incorporated, a
                                                        separations technology company.
DIRECTORS WHOSE TERMS
EXPIRE IN 1996:
Kenneth Hecht(1)(2)(3).............   60      1974      Co-Director of California Food Policy
                                                        Advocates since October, 1992; Attorney
                                                        and consultant to public interest
                                                        organizations prior to October, 1992.
Edward H. Browder(1)(2)............   55      1991      President of Seacliff Technologies,a
                                                        distributor of field-programmable gate
                                                        arrays, from 1994 to present; President
                                                        and Chief Executive Officer from 1990 to
                                                        1994 of Concurrent Logic, Inc.,
                                                        Sunnyvale, California, a manufacturer of
                                                        field-programmable gate arrays.

- - ---------------

(1) Member of the Audit Committee.
(2) Member of the Executive Compensation Committee.
(3) Member of the Nominating Committee.
(4) Member of the Executive Committee.

                   BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee, Executive Compensation Committee, Executive Committee and Nominating Committee.

     The Audit Committee consists of Messrs. Goldstein (Chairman), Brooke, Browder and Hecht. All members of the Audit Committee are non-employee directors. The principal functions of the Audit Committee are to review with the Corporation's independent auditors the scope of the audit for each year, the results of the audit when completed, the recommendations of the auditors and responses thereto by management, and the auditors' fees for services performed, taking into account the relationship of audit and nonaudit professional fees. The Audit Committee also reviews with management matters brought to its attention by the auditors relating to accounting systems, including internal accounting controls and financial reporting. The Audit Committee met twice during the last fiscal year.

     The Executive Compensation Committee consists of Messrs. Hecht (Chairman), Brooke, Browder and Goldstein. All members of the Executive Compensation Committee are non-employee directors. The Executive Compensation Committee serves as the administrator of all of the Corporation's benefit plans other than the Unitrode Profit Sharing/401(k) Savings Plan. The Executive Compensation Committee reviews the compensation of the Corporation's officers and recommends to the Board action with respect to officers' compensation, including salary adjustments and the award of any cash bonuses. The Executive Compensation Committee also makes awards of restricted stock and grants of stock options under the Corporation's restricted stock and stock option plans. The Executive Compensation Committee met on the days of meetings of the Board of Directors and performed other functions by unanimous written consent in lieu of a meeting.

     The Executive Committee, consisting of Messrs. Brooke (Chairman), Gable and Goldstein, has all of the powers of the Board of Directors, except as prohibited by applicable law. There were no meetings of the Executive Committee during the last fiscal year.

     The Nominating Committee, consisting of Messrs. Goldstein (Chairman) and Hecht, recommends to the Board of Directors the individuals to be proposed by the Board for election as directors. The Nominating Committee may also recommend to the Board persons to be elected by the Board to key offices and positions in the Corporation. The Nominating Committee will consider persons recommended by shareholders to be nominated to stand for election as Directors if the recommendations are submitted in writing to the Secretary of the Corporation in accordance with the provisions of the Corporation's Advance Notice By-law (see "Advance Notice By-law" below). There were no meetings of the Nominating Committee during the last fiscal year; its functions were performed by the full Board of Directors.

     During the fiscal year, there were six meetings of the Board of Directors. All of the Directors attended all of the meetings of the Board and of committees of which they were members, other than one director who was absent from one meeting of the Board.

                     DIRECTORS' FEES AND OTHER REMUNERATION

     Non-employee Directors of the Corporation are paid an annual fee of $12,000, a fee of $1,250 for each day the Director participates in person in a meeting of the Board and/or of any committee, $400 for participation in any such meeting by telephone conference call, and reimbursement of expenses for attendance at meetings.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

        The following table sets forth as of April 14, 1995, those persons known to the Corporation who may be deemed to be beneficial owners of more than five percent of the outstanding shares of common stock of the Corporation. Unless otherwise indicated, the persons named below have sole voting and investment power over the shares listed below:

                                                                      AMOUNT AND
                                                                       NATURE OF    PERCENT
     NAME AND ADDRESS OF                                               BENEFICIAL       OF
      BENEFICIAL OWNED                                                 OWNERSHIP     CLASS
     -------------------                                              ----------   --------
AlliedSignal Inc....................................................   1,350,000      11.4%
Columbia Road
Morristown, New Jersey 07962

Trimark Investment..................................................     981,000(1)    8.3%
Management, Inc.
Scotia Plaza, Suite 5200
40 King Street West
Toronto, Ontario M5H3Z3

United States Trust Company.........................................     897,600(2)    7.6%
of New York
114 West 47th Street
New York, NY 10036-1532

Oppenheimer Group, Inc..............................................     829,658(3)    7.0%
Oppenheimer Tower,
World Financial Center
New York, NY 10251

- - ---------------

(1) Based upon a Schedule 13G filed with the Securities and Exchange Commission which states that as of February 12, 1993, Trimark Investment Management Inc. had voting and dispositive power with respect to these shares in its role as the trustee and manager of the assets of Trimark Fund.

(2) Based upon a Schedule 13G filed with the Securities and Exchange Commission which states that as of December 31, 1994, U.S. Trust Company had shared voting and dispositive power with respect to these shares via either a trust/fiduciary capacity and/or a portfolio management/agency relationship.

(3) Based upon a Schedule 13G filed with the Securities and Exchange Commission by Oppenheimer Group, Inc. on behalf of Oppenheimer & Co., L.P., certain subsidiary companies of Oppenheimer Group, Inc., and/or certain investment advisory clients or discretionary accounts of such subsidiaries, which states that as of February 1, 1995, such entities had shared voting and dispositive powers with respect to these shares.

                       SECURITIES OWNERSHIP OF MANAGEMENT

     The following information is furnished as of April 14, 1995 with respect to shares of common stock of the Corporation beneficially owned by each Director, each of the named executive officers, and by all directors and officers as a group. Unless otherwise indicated, the individuals named had sole voting and investment power over the shares listed.

                                                                   SHARES        PERCENT OF
                                                                BENEFICIALLY     OUTSTANDING
NAME                                                              OWNED(1)      COMMON STOCK
- - ----                                                            ------------    ------------
Peter A. Brooke...............................................      36,000            *
Edward H. Browder.............................................       9,000            *
Robert L. Gable...............................................     182,000(2)        1.5%
Arthur L. Goldstein...........................................      21,000            *
Kenneth Hecht.................................................     124,620           1.1%
Allan R. Campbell.............................................      95,000(2)(3)      *
Richard V. Paulson............................................      80,000(2)         *
Dennis A. Peasenell...........................................      88,200(2)         *
Cosmo S. Trapani..............................................      82,000(2)         *
All officers and directors as a group (12 persons)............     770,667           6.5%

- - ---------------

* Percentage is less than 1% of the total number of outstanding shares of common stock of the Corporation.

(1) Includes shares subject to options exercisable within 60 days from April 14, 1995 for the purchase of the following numbers of shares: Mr. Brooke, 20,000 shares; Mr. Browder, 8,000 shares; Mr. Gable, 52,000 shares; Mr. Goldstein, 20,000 shares; Mr. Hecht, 20,000 shares; Mr. Campbell, 47,500 shares; Mr. Paulson, 60,000 shares; Mr. Peasenell, 62,500 shares; Mr. Trapani, 42,500 shares; and all officers and directors as a group, 440,325 shares. Also includes as to all officers and directors as a group an aggregate of 75,000 shares which are subject to reconveyance or forfeiture.

(2) Includes 35,000 shares in the case of Mr. Gable, 8,000 shares in the case of Mr. Campbell, 10,000 shares in the case of Mr. Paulson, 8,000 shares in the case of Mr. Peasenell, and 8,000 shares in the case of Mr. Trapani which are subject to reconveyance or forfeiture.

(3) Includes 500 shares held by Mr. Campbell's spouse, as to which Mr. Campbell disclaims beneficial ownership.


         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Board of Directors has an Executive Compensation Committee (the "Committee") consisting of the directors whose names are set forth below this report. Each member of the Committee is a non-employee director and a "disinterested person" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. All actions by the Committee on the compensation of the Corporation's executive officers are reviewed by the full Board of Directors, except for grants or awards made by the Committee under the Corporation's stock option plans and restricted stock plan, which must be made solely by the Committee in order for such grants or awards to satisfy Rule 16b-3. This report, prepared by the Committee, sets forth the Corporation's compensation policies for the fiscal year ended January 31, 1995 as such policies affected the Corporation's executive officers.

COMPENSATION POLICY

     It is the policy of the Committee to link the compensation of the Corporation's executive officers with the achievement of both corporate performance objectives and individual objectives related to the executive officers' specific areas of responsibility. It is also the policy of the Committee to set executive compensation at levels it believes are consistent and competitive with other companies in the Corporation's industry, and at levels that it believes will enable the Corporation to attract and retain superior executive talent.

     The Committee also believes that ownership of the Corporation's stock by management is an effective means of aligning the interests of the stockholders and management in the enhancement of shareholder value. For this reason, the Committee has used in the past and expects in the future to continue to use the Corporation's stock option plans and restricted stock plans to encourage equity ownership by management in the Corporation and to provide added long-term incentive to management to work for the continued growth and success of the Corporation.

RELATIONSHIP OF COMPENSATION TO COMPANY PERFORMANCE

     The compensation of the executive officers for the fiscal year ended January 31, 1995 included base salary and annual variable performance incentives earned under the Corporation's Management Bonus Program. In addition, the Committee granted stock options under the Corporation's 1992 Employee Stock Option Plan. Total annual cash compensation varies each year based upon achievement of company and operating financial performance goals approved by the Committee, achievement of agreed-upon individual performance goals, and changes in base salary.

     Base salaries are targeted by the Committee to be competitive with other companies in the Corporation's industry. The Committee examines salary survey data published by the American Electronics Association for executives with similar responsibilities in electronics companies. Individual base salaries are then set or adjusted based on experience, sustained performance, and comparisons to peers inside and outside the Corporation.

     The financial performance goals upon which payments under the Management Bonus Program are based include earnings per share for the Corporation and operating income in the case of operating divisions. Subjective performance criteria encompass evaluation of each executive officer's initiative and contribution to overall corporate performance, managerial ability, performance on special projects undertaken and performance against previously agreed-upon management objectives.

     In order for an executive to be eligible for any payment under the Management Bonus Program, certain thresholds must be met, such as minimum earnings per share and/or corporate operating margin levels. Payments under the Management Bonus Program to the executive officers for the fiscal years ended January 31, 1993, 1994 and 1995 were made as indicated in the Summary Compensation Table included in this proxy statement and were based on the Committee's determination, in February of 1993, 1994 and 1995, of the levels of attainment of the goals described above which had been established by the Committee in February, 1992, 1993 and 1994 respectively. Under the Management Bonus Plan for the fiscal year ended January 31, 1994, Mr. Trapani and Mr. Campbell were awarded stock options in lieu of cash.

     Long-term incentives applicable to the executive officers consist of stock awards made under the Corporation's 1984 Restricted Stock and Cash Bonus Plan and stock option grants made under the Corporation's 1983 and 1992 Employee Stock Option Plans. The Restricted Stock Plan provides for the award of so-called "restricted stock" which may not be transferred, with restrictions on transfer lapsing for 20% of the grant for each year that the grantee remains employed by the Corporation. Shares upon which restrictions have not lapsed are required to be reconveyed to the Corporation if the executive's employment with the Corporation is terminated. Stock option grants provide the right to purchase shares of the Corporation's common stock at the fair market value of such stock on the date of grant. Each stock option becomes exercisable in four equal installments with the first installment becoming exercisable in six months and the remaining installments exercisable in 18 months, 30 months and 42 months from the grant date. The number of options granted is determined by the grade level of a recipient. Individuals at the same grade level generally receive the same number of option shares. The executive officers named in the Summary Compensation Table have all received the same number of options, with the exception of the chief executive officer, who has received a greater number of options. The Committee believes that the number of shares covered by each grant reflects competitive industry practice, rewards recipients for contribution to improvements in corporate performance, provides an incentive for future performance and serves to align the interests of the executive officers with the interests of all stockholders in the creation of stockholder value.

     The Corporation has adopted the Unitrode Corporation Profit Sharing/401(k) Savings Plan, which is a broad-based employee benefit plan in which all regular employees are eligible to participate after six months of employment. Under the profit-sharing portion of the plan, the Corporation makes an annual contribution to the plan's trust fund for the account of a participant based upon the profit performance of the Corporation or a participant's operating unit as determined by the Board of Directors. Under the 401(k) portion of the plan, the Corporation matches 50% of an employee's contributions up to 2 percent of the employee's annual eligible compensation as determined in accordance with the plan. The executive officers participate in certain other broad-based benefit plans in which benefits are not directly or indirectly tied to Corporation performance.

MR. GABLE'S COMPENSATION FOR THE FISCAL YEAR ENDED JANUARY 31, 1995

     Mr. Gable's base salary was established in June, 1990 when he became chief executive officer of the Corporation. His base salary was designed at the time to be competitive with base salaries paid to other chief executive officers of corporations with similar revenues and scope of operations in the electronics industry. In June, 1991, the Committee approved a 5.5 percent increase in Mr. Gable's base salary. In June, 1994, the Committee approved a 7.7 percent increase in Mr. Gable's base salary. The Committee also established target payment levels and target performance levels under the Management Bonus Program for the fiscal year ending January 31, 1996, affecting Mr. Gable.

     In February, 1995, the Committee recommended that the Board of Directors award, and the Board awarded, Mr. Gable a payment of $105,000 under the Management Bonus Program. This amount was fifty percent of his annual base salary at that time. The factors given most weight by the Committee in recommending this award were the improvement in earnings per share over the prior year, the Corporation's improved performance based on the financial measures included in the Corporation's Management Bonus Program, the increase in the market capitalization of the Corporation's common stock during Mr. Gable's tenure as chief executive officer, and the completion of the restructuring of the Corporation's business and its focus on the analog/linear integrated circuits business.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. An amendment to the Corporation's 1992 Stock Option Plan is being submitted to stockholders at the Annual Meeting in order to meet one of these requirements.

                                            Respectfully submitted,

                                            Kenneth Hecht, Chairman
                                            Peter A. Brooke
                                            Edward H. Browder
                                            Arthur L. Goldstein

                                                EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

        The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers, information concerning compensation paid for services to the Corporation in all capacities during the fiscal year ended
January 31, 1995, as well as compensation paid to each such individual for the Corporation's two previous fiscal years:

                                              SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM COMPENSATION
                                                                                 ------------------------
                                                  ANNUAL COMPENSATION                     AWARDS
                                FISCAL    ------------------------------------   ------------------------
                                 YEAR                            OTHER ANNUAL     RESTRICTED                  ALL OTHER
           NAME AND              ENDED     SALARY      BONUS     COMPENSATION    STOCK AWARDS    OPTIONS    COMPENSATION
      PRINCIPAL POSITION        JAN. 31     ($)         ($)         ($)(2)          ($)(3)         (#)         ($)(4)
      ------------------        -------    ------      -----     ------------    ------------    -------    ------------
Robert L. Gable                  1995     $204,837    $105,000     $ 149,391       $  0             0          $23,945
Chairman, President              1994     $195,000    $  0         $  77,651       $ 315,313        0          $17,790
and Chief Executive              1993     $195,000    $ 78,000     $  32,572       $  0             0          $17,870
Officer
Cosmo S. Trapani                 1995     $184,837    $ 95,000     $  27,962       $  0           30,000 (1)   $21,845
Executive Vice                   1994     $179,000    $ (1)        $  20,757       $  51,563       5,000       $16,866
President and Chief              1993     $172,500    $ 70,000     $  10,867       $  0           10,000       $15,770
Financial Officer
Dennis A. Peasenell              1995     $180,738    $ 91,875     $  28,516       $  0           10,000       $28,313
Vice President;                  1994     $175,000    $ 80,345     $  24,053       $  51,563       5,000       $22,379
President, Unitrode              1993     $165,375    $ 74,375     $   9,856       $  0           10,000       $18,859
Integrated Circuits
  Corporation
Allan R. Campbell                1995     $156,833    $ 80,000     $  38,801       $  0           30,000 (1)   $18,955
Senior Vice President,           1994     $149,350      (1)        $  24,053       $  51,563       5,000       $15,028
General Counsel and              1993     $141,563    $108,000     $   9,856       $  0           10,000       $12,326
Secretary
Richard V. Paulson               1995     $155,000    $ 77,500     $  46,080       $  0           10,000       $ 5,106
Vice President; Executive        1994     $152,019    $  0         $  27,536       $  51,563       5,000       $ 1,887
Vice President, Unitrode         1993     $151,250    $  0         $  12,552       $  0           20,000       $ 1,217
Integrated Circuits
  Corporation

- - ---------------

(1) For the fiscal year ended January 31, 1994, Mr. Campbell and Mr. Trapani each received bonuses under the Corporation's
    Management Bonus Program in the form of the grant of options to purchase 20,000 shares of the Corporation's common stock at a price of $14.4375, the fair market value of the stock on February 14, 1994, the date of the grant.

(2) Amounts paid were bonuses based on taxes incurred on vesting of restricted stock pursuant to the Corporation's 1984 Restricted
    Stock and Cash Bonus Plan.

(3) The value of restricted stock awards was determined by multiplying the fair market value of the Corporation's common stock on the date of grant by the number of shares awarded. As of January 31, 1995, the number and value of aggregate restricted stock holdings were as follows: 35,000 shares ($654,063) by Mr. Gable; 8,000 shares ($149,500) by Mr. Campbell; 10,000 shares
    ($186,875) by Mr. Paulson; 8,000 shares ($149,500) by Mr. Peasenell; and 8,000 shares ($149,500) by Mr. Trapani. All shares awarded vest in five equal annual installments commencing one year from the award date, assuming continuing employment with the
    Corporation. In the event of a change of control of the Corporation, all restricted stock becomes immediately vested. Dividends are payable on the shares if and to the extent paid on the Corporation's common stock generally. No dividends have been paid on the restricted stock reported in this proxy statement.

(4) "All Other Compensation" includes profit sharing and matching contributions made to the Corporation's Profit Sharing/401(k)
    Plan.


OPTION GRANTS

     The Corporation's 1983 Stock Option Plan and 1992 Employee Stock Option Plan provide for the grant of options to officers and key employees of the Corporation. Options granted under the plans may be either "nonqualified options" or "incentive stock options". The exercise price is determined by the Executive Compensation Committee and may not be less than 100% of the fair market value of the common stock of the Corporation on the date of the grant of the options. The options expire not more than ten years from the date of the grant, and may be exercised only while the optionee is employed by the Corporation, or within one year after death or within sixty days after termination of employment. The Executive Compensation Committee may determine when options granted may be exercisable. Options are normally granted to be exercisable at the rate of one-quarter of the grant per year, commencing six months from the date of the grant. In the event of a change of control of the Corporation, all options become immediately vested and exercisable. As of April 27, 1992, no further options were granted under the 1983 Stock Option Plan.


        The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the fiscal year ended January 31, 1995.

                                          OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS                     VALUE AT ASSUMED
                                        -----------------------------------------------      ANNUAL RATES OF
                                                      % OF                                     STOCK PRICE
                                                  TOTAL OPTIONS                              APPRECIATION FOR
                                        OPTIONS    GRANTED TO                                 OPTION TERM(1)
                                        GRANTED   EMPLOYEES IN    EXERCISE   EXPIRATION    --------------------
     NAME                                 (#)      FISCAL YEAR     PRICE        DATE          5%         10%
     ----                               -------   -------------   --------   ----------    --------    --------
Robert L. Gable.......................    0              --          --             --           --          --
Cosmo S. Trapani......................  20,000         6.0%       $14.4375     2/14/04     $181,913    $459,113
                                        10,000         3.0%       $ 15.375      6/6/04     $ 96,863    $244,463
Dennis A. Peasenell...................  10,000         3.0%       $ 15.375      6/6/04     $ 96,863    $244,463
Allan R. Campbell.....................  20,000         6.0%       $14.4375     2/14/04     $181,913    $459,113
                                        10,000         3.0%       $ 15.375      6/6/04     $ 96,862    $244,463
Richard V. Paulson....................  10,000         3.0%       $ 15.375      6/6/04     $ 96,863    $244,463

- - ---------------

(1) The 5% and the 10% assumed rates of appreciation, using the stock price as of the date of grant as the basis, are mandated by the rules of the Securities and Exchange Commission and do not represent the Corporation's estimate or projection of the future value of the Corporation's common stock.


OPTION EXERCISES AND YEAR-END VALUES


        The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options exercised during the fiscal year ended January 31, 1995.

                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                             AND FISCAL YEAR-END OPTION VALUES

                                                                                              VALUE OF UNEXERCISED
                                      SHARES                    NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                    ACQUIRED ON    VALUE        OPTIONS AT FY END (#)             AT FY END ($)
                                     EXERCISE     REALIZED   ---------------------------   ---------------------------
     NAME                               (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
     ----                           -----------   --------   -----------   -------------   -----------   -------------
Robert L. Gable...................     0             0         102,000         0           $ 1,413,250     $  0
Cosmo S. Trapani..................     5,000      $59,375       52,500         27,500      $   648,281     $ 140,156
Dennis A. Peasenell...............     0             0          62,500         12,500      $   831,406     $  76,406
Allan R. Campbell.................     0             0          67,500         27,500      $   847,969     $ 140,156
Richard V. Paulson................     0             0          47,500         27,500      $   556,094     $ 252,656

                                      PERFORMANCE GRAPH

        The following graph shows a five-year comparison of cumulative total stockholder returns for the Corporation, the Standard & Poor's 500 Stock Index and the Standard & Poor's Electric (Semi/Components) Index.

                        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                        AMONG UNITRODE CORPORATION, THE S & P 500 INDEX
                        AND THE S & P ELECTRONIC (SEMI/COMPONENTS) INDEX

                                                   CUMULATIVE TOTAL RETURN
                                        --------------------------------------------
                                        1/90    1/91    1/92    1/93    1/94    1/95
UNTRODE CORP                             100      75     123     216     270     339

S & P 500                                100     108     133     147     166     167

S & P ELEC (SEMI/COMPNTS)                100     109     146     226     331     376




                 APPROVAL OF AMENDMENTS TO UNITRODE CORPORATION
                        1992 EMPLOYEE STOCK OPTION PLAN

     On April 28, 1995, the Board of Directors adopted, subject to stockholder approval, amendments to the Company's 1992 Employee Stock Option Plan (the "Plan") to (i) increase the number of shares of Common Stock available for issuance under the Plan from 1,000,000 shares to 2,000,000 shares, and (ii) limit the number of options and SARs that may be granted to an individual employee during any fiscal year to 100,000 (see "Compliance with Internal Revenue Code Section 162(m)" above). The purpose of the Plan is to promote the interests of the Corporation by encouraging key employees to acquire or increase their equity interests in the Corporation, thereby giving them an added incentive to work for its continued growth and success. The following is a summary of certain provisions of the Plan:

     ADMINISTRATION. The Plan provides for administration by a committee (the "Committee") to be comprised of not less than two members of the Board of Directors of the Corporation, each of whom must be a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The

Board of Directors has determined that the individuals who serve as the Executive Compensation Committee of the Board of Directors shall serve as the Committee under the Plan. See "Board Meetings and Committees of the Board". Among the powers granted to the Committee are the authority to make all determinations necessary for administration of the Plan, including selection of employees to whom awards shall be made and the establishment of terms of specific awards, to interpret the Plan and any awards granted under the Plan, and to establish rules and regulations to carry the Plan into effect.

     ELIGIBILITY FOR PARTICIPATION. All key employees of the Corporation or of any of its subsidiaries are eligible to be selected to participate in the Plan. The selection of recipients from among key employees is within the discretion of the Committee. The approximate number of key employees who presently are eligible to participate in the Plan is one hundred fifty.

     TYPES OF AWARDS; AVAILABLE SHARES. As more fully described below, the Plan provides for the grant of stock options, including incentive stock options and non-qualified stock options and stock appreciation rights ("SARs"). As of April 1, 1995, there were outstanding under the Plan options to purchase 632,725 shares of common stock at a weighted average option price of $14.4312 per share with expiration dates ranging from April 27, 2002 to February 21, 2005. On April 1, 1995, the average of the high and low prices of the Corporation's common stock was $19.0625.


        The following table shows as to the executive officers named in the compensation table on page 8 who hold options under the
Plan, as to all current executive officers as a group and as to all non-executive officer employees as a group (i) the number of shares covered by options granted between April 27, 1992 and April 1, 1995 and the weighted average per share option price thereof, and (ii) the number of shares acquired during such period upon the exercise of options and the net value realized upon such exercise:

                                       GRANTED APRIL 27, 1992                 EXERCISED APRIL 27, 1992
                                          TO APRIL 1, 1995                        TO APRIL 1, 1995
                                -------------------------------------     ---------------------------------
                                                     WEIGHTED AVERAGE                           AGGREGATE
                                NUMBER OF SHARES        PER SHARE         NUMBER OF SHARES      NET VALUE
                                OF COMMON STOCK        OPTION PRICE       OF COMMON STOCK      REALIZED (1)
                                ----------------     ----------------     ----------------     ------------
Robert L. Gable...............          0                $   0                   --              $   --
Cosmo S. Trapani..............        45,000             $12.4097                --                  --
Dennis A. Peasenell...........        25,000             $10.7875                --                  --
Allan R. Campbell.............        45,000             $12.4097                --                  --
Richard V. Paulson............        35,000             $10.3661                --                  --
All current officers as a
  group (8 persons)...........       200,500             $11.3402                  625           $  4,805
Non-officer employee group
  (129 persons)...............       614,650             $13.9514              123,295           $860,349

- - ---------------

(1) Represents the difference between the option price and the fair market value of the shares of Common Stock acquired as of the date of exercise.

     STOCK OPTIONS AND SARS. Each non-qualified stock option ("NQSO") and incentive stock option ("ISO") shall entitle the holder to purchase a specified number of shares of common stock as determined by the Committee. The exercise price of each NQSO and ISO granted under the Plan shall be not less than the fair market value of a share of common stock on the date on which such NQSO and ISO is granted. The exercise price shall be paid in cash or, subject to the approval of the Committee, in shares of common stock valued at their fair market value, or by any combination of cash and shares of common stock. An ISO or NQSO will be exercisable for a term established by the Committee, but in no event to exceed ten years.

     The Committee may grant SARs, which entitle the recipient to receive a payment equal to the excess of the fair market value on the date of exercise of a stated number of shares over the exercise price specified in an option or SAR agreement. The payment may be made in cash or in shares of common stock, or partly in cash and partly in shares, at the discretion of the Committee. SARs may be granted in tandem with options, in which case the option is canceled to the extent the tandem SAR is exercised and the tandem SAR is canceled to the extent the related option is exercised, or as freestanding SARs.

     Options and SARs granted under the Plan are not transferable otherwise than by will or under the laws of descent and distribution. They are canceled upon termination of employment, except that exercise after termination is permitted in certain cases, including those instances when employment terminates because of the recipient's retirement, death or disability.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. A recipient recognizes no taxable income at the time a stock option is granted under the Plan. With regard to NQSOs, ordinary income is recognized by the recipient at the time of his or her exercise of an option. The amount of income recognized is equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Tax withholding is required on such income. When a recipient disposes of shares acquired upon exercise, the excess will be treated as long- or short-term capital gain, depending upon the holding period of the shares; and if the amount received is less than the fair market value of the shares on the date of exercise, the difference will be treated as long- or short-term capital loss, depending upon the holding period of the shares.

     With regard to ISOs, no income is recognized by a recipient upon exercise. However, the excess of the fair market value of the shares received on exercise over the exercise price is an adjustment to the recipient's taxable income for purposes of computing the recipient's alternative minimum taxable income. Assuming compliance with applicable holding period requirements, a recipient realizes long-term capital gain or loss when he disposes of his or her shares, measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If the recipient disposes of shares acquired by the exercise of the option before the expiration of at least one year from the date of exercise and two years from the date of grant of the option, any amount realized from such disqualifying disposition is taxable as ordinary income in the year of disposition to the extent that the lesser of (i) fair market value on the date the option was exercised or (ii) the amount realized upon such disposition exceeds the exercise price. Any amount realized in excess of fair market value on the date of exercise will be treated as long- or short-term capital gain, depending upon the holding period of the shares. If the amount realized upon such disposition is less than the exercise price, the difference is treated as long- or short-term capital loss, depending upon the holding period of the shares.

     Participants who exercise SARs will recognize ordinary income at the time of exercise equal to the amount of the payment to which they are entitled upon exercise, regardless of whether such amount is paid in cash or shares.

     No deduction is allowed to the Corporation for federal income tax purposes at the time of grant of a NQSO or at the time of grant or exercise of an ISO. The Corporation is entitled to a deduction for federal income tax purposes at the same time and in the same amount as the recipient is considered to have recognized ordinary income in connection with the exercise of a NQSO or SAR. In the event of a disqualifying disposition of shares received upon exercise of an ISO, the Corporation is entitled to a deduction for the amount taxable to the recipient as ordinary income.

     AMENDMENT. The Board of Directors may amend, suspend or terminate the Plan at any time. However, no such amendment may, without stockholder approval, increase the maximum number of shares available for issuance under the Plan (except pursuant to the anti-dilution provisions of the Plan), reduce the minimum price at which options or SARs may be granted, extend the maximum option or SAR exercise period, change the class of employees eligible to receive awards, or extend the period within which awards may be granted.

     APPROVAL. Approval of the amendments to the Plan requires the affirmative vote of a majority of the shares of common stock of the Corporation present in person or by proxy and entitled to vote at the Annual Meeting. The Board of Directors recommends a vote FOR approval of the amendments to the Plan.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected Coopers & Lybrand to be the independent accountants for the Corporation for the fiscal year ending January 31, 1996. Representatives of Coopers & Lybrand will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                     CHANGE OF CONTROL SEVERANCE AGREEMENTS

     The Corporation has entered into Change of Control Severance Agreements with its executive officers. The Agreements provide that if a "Change of Control" (as defined in the Agreements) of the Corporation should occur, and if within two years thereafter the employment of the executive is terminated for reasons other than death, disability, retirement, or "Cause" (as defined in the Agreements), or the executive voluntarily terminates his or her employment for "Good Reason" (as defined in the Agreements), severance compensation will be payable. The amount of severance compensation would be approximately twice the executive's then current annual base salary, plus twice the largest annual bonus paid to the executive during the five-year period immediately preceding the change of control. In addition, the executive would be entitled to continued employee benefits for a period of two years from the date of termination. Also, to the extent that payments to the executive pursuant to his/her Agreement (together with any other payments or benefits, such as the accelerated vesting of stock options or restricted stock awards, received by the executive in connection with a Change in Control) would result in the triggering of the provisions of Sections 280G and 4999 of the Code, the Agreement provides for the payment of an additional amount such that the executive would receive, net of excise taxes, the amount he/she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code.

                             ADVANCE NOTICE BY-LAW

     The By-laws of the Corporation provide that in order for a stockholder to nominate a candidate for election as a Director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given to the Secretary of the Corporation no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. The fact that the Corporation may not insist upon compliance with these requirements should not be construed as a waiver by the Corporation of its right to do so at any time in the future.

                             STOCKHOLDER PROPOSALS

     Under regulations adopted by the Securities and Exchange Commission, stockholder proposals must be submitted to the Secretary of the Corporation no later than December 29, 1995, in order to be considered for inclusion in the proxy materials for the annual meeting to be held in 1996. The inclusion of any such proposal will be subject to applicable rules of the Securities and Exchange Commission.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, the Corporation's directors, executive officers and beneficial owners of more than ten percent of its common stock are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their ownership of Common Stock. To the Corporation's knowledge, based solely upon the review of copies of such reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended January 31, 1995 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                                 OTHER MATTERS

     Management knows of no other matters which may properly be and are likely to be brought before the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote said proxy in accordance with the best judgment of each individual.

                                            By Order of the Board of Directors.

                                            ALLAN R. CAMPBELL
                                            Senior Vice President,
                                            General Counsel and Secretary

Merrimack, New Hampshire
April 28, 1995

PROXY

                             UNITRODE CORPORATION

               ANNUAL MEETING OF STOCKHOLDERS -- JUNE 12, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned, revoking all prior proxies, hereby appoints Robert L. Gable and Allan R. Campbell, or either of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of Unitrode Corporation to be held Monday, June 12, 1995 at Boston, Massachusetts and at any adjournment or adjournments thereof, to vote in the name and place of the undersigned with all the powers which the undersigned would possess if personally present, all of the stock of the Corporation standing in the name of the undersigned upon the matters listed on the reverse side, and, in their discretion, upon the matters which may properly come before the Meeting. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

            (IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE)

                                                          / SEE REVERSE SIDE /

 /X/ PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

1.  Election of Directors

NOMINEES
For 3 Year Term -- Peter A. Brooke; Robert L. Gable

                         FOR               WITHHELD
                        /  /                /   /

                                                          MARK HERE     /   /
                                                         FOR ADDRESS
                                                          CHANGE AND
                                                          NOTE BELOW
____________________________________________
For, except withheld from the nominees
as noted above




PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
    PROMPTLY, USING THE ENCLOSED ENVELOPE




                                                FOR     AGAINST    ABSTAIN
2.  Approval and ratification of amendments    /  /      /  /       /  /
    to the Unitrode 1992 Employee Stock
    Option Plan to (i) increase the number
    of shares of Common Stock available
    for issuance from 1,000,000 shares to
    2,000,000 shares, and (ii) limit the
    number of stock options and SARs that
    may be granted to any employee during
    any fiscal year to comply with new
    Section 162(m) of the Internal Revenue
    Code.

Please sign exactly as your name appears. If acting as an attorney, executor, trustee or in another representative capacity, sign name and title.


Signature: _______________________________________ Date ______________

Signature: _______________________________________ Date ______________